Exhibit 11

                           IRON MOUNTAIN INCORPORATED
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands except Per Share Data)


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
                                                     Three Months Ended     Six Months Ended
                                                           June 30,             June 30,
                                                  -------------------------------------------
                                                     1996        1997       1996        1997
                                                  ---------   --------     ------    --------
   Net income (loss) applicable to common
      stockholders                                   $411      $(969)       $417     $(1,485)
                                                   ======      ======      =====      ======
   Weighted average shares:

      Common Stock                                  9,627      10,057      7,987       9,863
      Common Stock - Nonvoting                        500         454        415         463
      Class A Common Stock                             --          --          8          --
      Series A1 Preferred Stock                        --          --         22          --
      Series A2 Preferred Stock                        --          --        330          --
      Series A3 Preferred Stock                        --          --        146          --
      Series C Preferred Stock                         --          --        819          --
                                                   ------      ------      -----      ------
   Weighted average shares outstanding             10,127      10,511      9,727      10,326

   Dilutive effect of stock options
     considered common stock  equivalents
     computed under the treasury stock
     method using the average price                   209          --        172          --
                                                   ------      ------      -----      ------
   Weighted average common and common equivalent
      shares outstanding                           10,336      10,511      9,899      10,326
                                                   ======      ======      =====      ======
   Net income (loss) per common and common
      equivalent share                            $  0.04     $ (0.09)    $ 0.04    $  (0.14)
                                                   ======      ======      =====      ======

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